Exhibit 99.2

Genasys Inc. CFO Dennis Klahn to Retire

After 45-Year Accounting & Finance Career

Company Details CFO Transition Plan

SAN DIEGO, CA – May 13, 2025 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications, today announced that Dennis Klahn will retire by the end of the Company’s current fiscal year after a 45-year career in accounting and finance. Mr. Klahn has served as the Company’s chief financial officer (CFO) since September 2017. He will continue as CFO until a successor is chosen and will help ensure a smooth and orderly transition. The Company’s Board of Directors has initiated a comprehensive search process with the support of an executive search firm.

Mr. Klahn began his career at Coopers & Lybrand in 1980, after receiving a B.A. in Accounting from St. Ambrose University and earning his CPA. He was appointed CFO by Genasys Inc. after having served as Controller or CFO at several publicly traded companies, including Teledyne RD Instruments (a subsidiary of Teledyne Technologies Incorporated), Overland Storage, Inc., and Anacomp, Inc.

Richard Danforth, Chief Executive Officer of Genasys Inc., stated, “Dennis has been an integral part of Genasys’ transition from a hardware systems supplier to the only global provider of unified Software-as-a-service (SaaS) and hardware Protective Communications solutions in the large and growing emergency warning and mass notification industries. During his time as CFO, he has been instrumental in facilitating and integrating four software company acquisitions, opening offices in Europe and the Middle East, growing our worldwide operations from 45 employees to more than 200, increasing SaaS sales over 100% for the last three consecutive fiscal years, and expanding our sales into more than 100 countries.

“We appreciate Dennis’ willingness to continue serving in his role until a successor is selected and providing support during the transition period,” Mr. Danforth continued. “We will miss his business expertise, financial acumen, and professionalism. All of us at Genasys wish Dennis the very best as he embarks on his well-deserved retirement.”

Mr. Klahn commented, “It has been a privilege to work in accounting and finance throughout my career and an honor to serve as Genasys Inc.’s CFO for 8 years. I am proud to have contributed in building Genasys into a trusted source of Protective

Communications solutions throughout the world. I want to extend my appreciation to Richard and the Board for their leadership and trust and look forward to supporting a smooth transition to my successor.”

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as the Company’s Long Range Acoustic Devices® (LRAD®) the Genasys Protect platform is designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2024. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582